Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of October 22, 2024 (the “Effective Date”), between Ocuphire Pharma, Inc., a Delaware corporation, having a principal place of business at 37000 Grand River Avenue, Suite 120, Farmington Hills, Michigan 48335 (the “Company”), and Jean Bennett, M.D., Ph.D., having an address at 182 Fishers Road, Bryn Mawr, PA 19010 (“Consultant”).

Background

The Company desires to retain Consultant, and Consultant desires to be engaged by the Company, to perform certain consulting services in the Field (as defined below) pursuant to the terms and conditions of this Agreement.

Terms and Conditions

Now, Therefore, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, the Company and Consultant agree as follows:

1.           Certain Definitions.  Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)          “Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the Inventions or the business, operations, or plans of the Company, prepared by Consultant in the performance of the Services.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)          “Company Representative” means George Magrath, M.D., Chief Executive Officer.

(c)       “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Consultant, either alone or jointly with others in connection with the Services.

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(d)         “Proprietary Information” means information developed, created, or discovered by or on behalf of the Company, which is disclosed by Company to Consultant, whether during or before the term of this Agreement, that is not generally known in Consultant’s trade or industry and will include, without limitation, information about data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and design, tangible and intangible information relating to biological materials (such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like), assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, test, results, developments or experiments, plans for research, development and new therapeutics, technical information, tools, diagrams, plans, specifications, trade secrets, inventions, invention disclosures, concepts, structures, products, patents pending, patent applications, prototypes, processes, works in process, works of authorship, copyright applications, software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulae, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

(e)          “Services” means the consulting services to be performed by Consultant on behalf of the Company described on Exhibit A attached hereto which relate only to the development of an oral platform for diabetic retinopathy that blocks new blood vessel formation and local non gene therapy treatment for geographic atrophy (the “Field”).

2.          Services.  The Company hereby engages Consultant, and Consultant accepts such engagement, to perform the Services.  Consultant will be free of control and direction from the Company (other than general oversight and control over the scope of work, results of the Services and timing of deliverables), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. The expected hours shall not exceed forty (40) hours per month. Consultant shall not be required to work any specified schedule but Consultant agrees to proceed with diligence and promptness.  Consultant hereby represents and warrants that the Services shall be performed in accordance with the highest professional standards in the field to the reasonable satisfaction of the Company.

3.           Term.  The term of this Agreement shall commence on the Effective Date and terminate on October 21, 2025 (the “Separation Date”) unless the parties mutually agree in writing to extend the term of this Agreement.  Notwithstanding the foregoing, (a) either party may terminate this Agreement for any reason upon giving not less than thirty (30) days’ notice to the other party, (b) the Company may terminate this Agreement immediately in the event of any embezzlement, non-performance of the Services, fraud or deceit in Consultant’s performance of Consultant’s obligations hereunder, or Consultant’s violation of law, and (c) either party may terminate this Agreement immediately upon occurrence of any of the following events: (i) the breach of this Agreement by the other party, which breach is not cured within ten (10) business days after the breaching party’s receipt of written notice of such breach from the non-breaching party, or (ii) the dissolution, voluntary or involuntary bankruptcy of either party, or assignment by either party of all or substantially all of its assets for the benefit of creditors.  The rights and obligations of the parties hereto under Sections 6 through 28 of this Agreement shall survive the expiration or termination of this Agreement.

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4.         Compensation.  As Consultant’s sole consideration for the Services rendered pursuant to this Agreement, promptly following the Effective Date and approval by the Board, the Company shall grant Consultant a restricted stock unit award with respect to 100,000 shares of the Company’s common stock, which award shall fully vest on the Separation Date or, if this Agreement is terminated prior to the Separation Date by the Company pursuant to Section 3(a) above or by the Consultant pursuant to Section 3(c)(i) above, then the award shall fully vest on the effective date of such termination, subject to Consultant’s continued service with the Company through and including the Separation Date or effective date of termination, as applicable, and the terms and conditions set forth in the applicable award agreement and the Ocuphire Pharma, Inc. 2020 Equity Incentive Plan.1 In addition, subject to the prior written approval of the Company Representative, the Company will pay or reimburse Consultant for all reasonable travel-related expenses incurred by Consultant in attending meetings and like events requested by the Company and any other expenses approved by the Company Representative in advance.  All such expense reimbursements shall be subject to submission of appropriate documentation or receipts in accordance with the Company’s Consultant & Contractor Reimbursable Expense Policy in effect from time to time (see Exhibit B attached hereto), and must be submitted to the Company for reimbursement within thirty (30) calendar days after such expenses were incurred by Consultant.  Payment to Consultant of undisputed expenses will be due thirty (30) days following the Company’s receipt of the expense reimbursement request with appropriate documentation.

5.         Expenses and Liabilities.  Consultant agrees that as an independent contractor, Consultant is solely responsible for all expenses Consultant incurs in connection with the performance of the Services, except for expenses that are pre-approved by the Company Representative in writing as described in Section 4 above. Notwithstanding the foregoing, (i) the Company will approve business class or first class for all domestic flights of five (5) hours or more, and for all international flights; (ii) all airline tickets will be the lowest cost refundable fare; and (iii) the Company shall pay for meeting registration and meeting housing in connection with situations where the primary function of Consultant is performance of Services.  The Company shall have no obligation to reimburse Consultant for expenses that were not approved in advance by the Company.  Consultant understands that Consultant will not be provided any office equipment or supplies to perform the Services and shall not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Company.

6.          Disclosure.  Pursuant to applicable governmental laws, rules and regulations, Consultant understands and acknowledges that the Company may be required to disclose to relevant governmental authorities the payments made by or on behalf of the Company to Consultant under this Agreement, as well as the purpose and nature of such payments.  Consultant shall keep accurate records regarding payments made and expenses incurred in connection with this Agreement and shall provide the Company with such information upon request. The Company will have the right to disclose (including on the Company’s website) and report, as may be required by applicable law (including the Physician Payment Sunshine Act set forth in Section 6002 of the Patient Protection and Affordable Care Act of 2010, and similar state reporting laws), or as otherwise desired by the Company (a) information relating to the Services, including without limitation, all payments, reimbursement for expenses, or other transfers of value made in other than monetary form, (b) identifying information concerning Consultant, and any other information relating to this Agreement.

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7.           Confidentiality of Proprietary Information.

(a)          Nature of Information.  Consultant understands that the Company possesses and will possess Proprietary Information which is important to its business.  Consultant understands that Consultant’s engagement creates a relationship of confidence and trust between the Company and Consultant with respect to Proprietary Information.

(b)         Property of the Company.  Consultant acknowledges and agrees that all Company Documents and Materials, Proprietary Information, and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in any Proprietary Information, or Company Documents and Materials.

(c)          Confidentiality.  At all times during the term of this Agreement and thereafter, Consultant shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company Representative, except as may be necessary in the ordinary course of performing the Services.  The obligations of confidentiality and non-disclosure set forth herein shall not apply to any information that:

(i)           was already known to Consultant prior to receipt hereunder as evidenced by Consultant’s written records;

(ii)           is or later becomes publicly available other than through a breach of this Agreement by Consultant;

(iii)          is lawfully disclosed to Consultant by a third party under no confidentiality obligations; and/or

(iv)          Consultant is given written permission to disclose by an authorized representative of Company.

(d)          Compelled Disclosure.  In the event that Consultant is requested in any proceeding to disclose any Proprietary Information, Consultant shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Consultant is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Consultant may disclose such information without liability hereunder; provided, however, that Consultant gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Consultant’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

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(e)           Records.  Consultant agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f)         Handling of the Company Documents and Materials.  Consultant agrees that during Consultant’s engagement by the Company, Consultant shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Consultant may be required to do in connection with performing the Services. Consultant further agrees that, immediately upon the termination of Consultant’s engagement for any reason, or during Consultant’s engagement if so requested by the Company, Consultant shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only Consultant’s copy of this Agreement.

(g)         Notice of Immunity from Liability For Confidential Disclosure of a Trade Secret.  Pursuant to 18 USC § 1833(b), if Consultant is an individual, Consultant may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, In addition, if Consultant is an individual and Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to limit any rights under this federal law.

8.           Inventions.

(a)          Disclosure.  Consultant shall promptly disclose in writing to the Company Representative or to such person designated by the Company Representative all Inventions made during the term of Consultant’s engagement with the Company related to the Services. Consultant shall also disclose to the Company Representative all Inventions made, discovered, conceived, reduced to practice or developed by Consultant either alone or jointly with others, within six (6) months after the termination of Consultant’s engagement with the Company which resulted, in whole or in part, from Consultant’s prior engagement with the Company and are related to the Services. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

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(b)       Assignment of Inventions to the Company.  Consultant agrees that all Inventions which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Consultant’s engagement related  only to the Services, including, but not limited to, conceptions or ideas derived prior to Consultant’s engagement but related to the Services and reduced to practice or developed (in whole or in part, either alone or jointly with others) during Consultant’s engagement with the Company, shall be the sole property of the Company to the maximum extent permitted by law.  Consultant hereby irrevocably and exclusively assigns to the Company in perpetuity, without further consideration, all of Consultant’s right, title and interest (including, without limitation, all patent rights, copyrights, trademark rights, trade secret rights and other proprietary and/or intellectual property rights, and all renewals thereof) throughout the United States and in all other countries or jurisdictions, free and clear of all liens and encumbrances, in and to all such Inventions.  If in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company Invention, product, process, or machine a prior Invention or improvement not related to the Services that is owned by Consultant or in which Consultant has an interest, Consultant hereby does assign all rights and interest in such prior Invention to the Company.  To the extent that any such prior Invention is not deemed to be assignable as provided in this Section 8(b), the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

(c)          Ownership of Copyrightable Inventions.  Consultant agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions related to the Services. Consultant further acknowledges and agrees that such Inventions related to the Services that are copyrightable Inventions were created by or for Consultant (whether alone or with others) on behalf of the Company or for the benefit of the Company and shall be the sole and complete property of the Company, and any and all copyrights to such Inventions shall belong exclusively and perpetually to the Company throughout the world.  Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry.

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(d)         Cooperation. Consultant agrees to perform, during and after Consultant’s engagement, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Services in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. If the Company is unable after reasonable efforts to locate Consultant or Consultant fails to timely respond to the Company’s requests regarding execution of documents relating to the assignments authorized under this Agreement, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts strictly limited to furthering the purposes set forth above in this Section 8(d), including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements related to the Services with the same legal force and effect as if executed by Consultant.

(e)         Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(f)           Holdover Assignment.

 (i)         Consultant agrees to, after the termination of Consultant’s engagement with the Company for any reason, (1) disclose immediately to the Company all Inventions related to the Services, patentable or not; (2) assist, at the Company’s expense, such applications for United States patents and foreign patents covering such Inventions related to the Services as the Company may request; (3) assign to the Company without further compensation to Consultant the entire title and rights to all such Inventions and applications related to the Services that Consultant may have; and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the full rights to such Inventions and applications related to the Services.

 (ii)        The Inventions related to the Services which shall come under this Section 8(f) shall include all Inventions related to the Services that (1) Consultant conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of this Agreement; (2) are in any way based on any trade secret or confidential or proprietary information that Consultant learned during Consultant’s engagement with the Company; (3) result from any work performed by Consultant for the Company under this Agreement; or (4) are in any way related to the Field.

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9.        Non-Solicitation or Hire of the Company Employees.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with Consultant or any other entity.  As part of this restriction, Consultant shall not (a) interview or provide any input to any third party regarding any such employee during such time period, or (b) retain or hire in any capacity, either individually or for any person or entity by which Consultant may be engaged or with which Consultant may be affiliated, any person who is or was employed by the Company at any time during the term of this Agreement and six (6) months after the termination of this Agreement.

10.       Non-Solicitation of Non-Employees.  During the term of this Agreement and for one (1) year thereafter, Consultant shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors, nor shall Consultant attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor of the Company to terminate association with the Company.

11.         Company Authorization for Publication.  Prior to Consultant’s submitting or disclosing for possible publication or dissemination outside the Company any material prepared by Consultant that incorporates information that concerns the Company’s business or anticipated research, Consultant agrees to deliver a copy of such material to the Company Representative for review.  Within twenty (20) days following such submission, the Company agrees to notify Consultant in writing whether the Company believes such material contains any Proprietary Information or Inventions related to the Services, and Consultant agrees to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions related to the Services.  Consultant further agrees to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

12.         Former Employer Information.  Consultant represents and certifies to the Company that Consultant’s performance of all the terms of this Agreement and engagement as a consultant of the Company do not and shall not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to Consultant’s engagement by the Company, or violate the terms of any covenant not to compete between Consultant and any third party.  Consultant shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers of Consultant or any other third party.

13.         Independent Contractor.  The Company and Consultant mutually understand and agree that Consultant shall perform the Services under this Agreement as an independent contractor.  Nothing in this Agreement is intended to allow the Company to exercise control or direction over the manner or method by which Consultant performs the Services.  Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship between Client and Consultant.  Consultant is not authorized to make any representation, contract or commitment on behalf of the Company. Consultant will not be entitled to any of the benefits that the Company may make available to its employees (including, but not limited to, group health or life insurance, profit sharing or retirement benefits), and agrees that Consultant is excluded from participating in any such benefit plans or programs as a result of the performance of the Services, without regard to Consultant’s independent contractor status.  The parties agree that the Company will not withhold any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body on behalf of Consultant.  Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any foreign, federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement, and Consultant agrees to indemnify the Company from any and all damages, costs, claims, expenses or other liability (including attorneys’ fees) arising from or related to Consultant’s failure to comply with any of the foregoing.

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14.          Compliance.

(a)          Consultant will become familiar with and comply with the Company’s written rules, regulations and policies applicable to the Services that are provided to Consultant by the Company in advance of the performance of the Services.

(b)        Both parties to this Agreement agree to comply with all applicable federal, state, and local laws and regulations in performing their obligations under this Agreement.  Both parties to this Agreement expressly acknowledge that the federal anti-kickback statute, 42 U.S.C. § 1320a-7b(b), prohibits the payment or receipt of remuneration as an inducement or reward for the referral, purchase, or ordering of items or services for which payment may be made in whole or in part under a federal health care program.  It is the intention of the parties that this Agreement be performed in accordance with such anti-kickback statute.  If any portion of this Agreement is found, by any court or agency with jurisdiction over the subject matter of the Agreement, not to be in compliance with such anti-kickback statute, that portion of the Agreement shall be deemed to be retroactively amended and reformed as necessary to comply with the statute, and the parties shall cooperate in taking any steps necessary to ensure such compliance.

15.         Warranties.

(a)          Consultant represents and warrants that Consultant: (i) is skilled and experienced in providing the Services, and will perform the Services in a professional and workmanlike manner customary in the industry; (ii) has, and will maintain throughout the term of this Agreement, all training, licenses, certifications, and information necessary for safely and properly performing the Services; (iii) will perform the Services in accordance with the terms and conditions of this Agreement and all applicable laws, ordinances and regulations; (iv) has not been found by any agency to have violated any statutes, rules, or regulations concerning the conduct of clinical research or services substantially similar to the Services; nor has received any agency letter alleging the same; (v) has not been terminated from any investigation or research project by a sponsor or agency for misconduct; and (vi) has not been subject to any disciplinary actions by any applicable boards of medicine, institutional review boards, or other similar agencies, nor been subject to any other restrictions or sanctions related to allegations of research or professional misconduct.

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(b)         Consultant further represents and warrants that (i) Consultant has the full and unrestricted right to disclose any information, know-how, materials, knowledge or data disclosed by Consultant to the Company in the performance of this Agreement; and (ii) the data and Inventions will not infringe any third party intellectual property rights. Consultant agrees to promptly notify Company in writing in the event that any of the foregoing warranties change.

(c)        Consultant further represents and certifies that Consultant has never been, is not currently, and during the term of this Agreement will not be: (i) excluded, debarred, suspended, or otherwise ineligible to participate in any federal health care program (e.g., Medicare, Medicaid, Tricare) or any U.S. government procurement or non-procurement program (i.e., listed on the Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals and Entities, www.oig.hhs.gov/exclusions, or the General Services Administration’s System for Award Management, www.sam.gov); (ii) debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application; (iii) the subject of an FDA debarment investigation or proceeding (or similar proceeding of a foreign equivalent); (iv) convicted of or under indictment for a crime for which an individual or entity could be debarred under 21 U.S.C. § 335a(a) or (b); or (v) convicted of or under indictment for a criminal offense (A) bearing on trustworthiness or (B) that falls within the scope of 42 U.S.C. §§ 1320a-7, 1395ccc, 1395c-5, and/or regulations promulgated thereunder.

(d)          Consultant shall promptly notify the Company in writing if, at any time during the term of this Agreement, any representation or certification of Consultant contained in this Agreement shall no longer be true and correct.

16.         Non-Referral.  The parties agree that Consultant is under no obligation to solicit, refer or solicit referrals of patients for any of the Company’s business or products or to recommend the Company’s products to patients, colleagues or other third parties.  Consultant will not receive any benefit whatsoever for making patient referrals or for prescribing, purchasing, leasing or ordering any products or services from the Company.  Consultant shall at all times act independently and exercise his own professional medical judgment in connection with his clinical and patient care work.

17.        Publicity.  Neither party shall use the name, symbols or marks of the other party or its officers or employees in any advertising or promotional material without the prior written consent of the other party.  Consultant shall not make any public disclosure, whether to the press or otherwise, regarding the Services, without the prior written consent of the Company, unless required by applicable regulation or law.

18.        Maintenance of Records.  During the term of this Agreement and until the expiration of five (5) years after the furnishing of the Services pursuant to this Agreement, Consultant shall make available, upon written request of the Company or its designee, any records maintained by Consultant regarding any of the Services performed hereunder by Consultant.

19.        No Authority to Bind.  Neither party shall have power or authority to execute any agreements or contracts for or on behalf of the other party or to bind the other party in any other manner.

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20.       No Assignment.  This Agreement may not be assigned by either party without the written consent of the other party; provided, however, that the Company may assign this Agreement to any purchaser of all or substantially all of its assets or business (by merger, asset sale, equity sale or otherwise) without Consultant’s consent, provided that the Company notifies Consultant in writing of any such assignment.  Any attempted pledge by Consultant of any of the rights under this Agreement or assignment of this Agreement without the prior consent of the Company shall be void.

21.         Severability.  The parties agree that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

22.        Binding Effect.  This Agreement shall inure to the benefit of and be binding upon, the parties and their respective successors and permitted assigns.

23.         Amendment.  This Agreement may not be amended except by mutual written Agreement of the parties.

24.        Equitable Relief. Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages may not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

25.         Notices.  All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given or made if delivered by hand, in which case notice will be deemed effective upon receipt, or, if delivered by certified or registered mail, with postage prepaid to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing, in which case notice will be deemed effective upon mailing.  The return receipt, the delivery receipt, or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

26.        Entire Agreement.  This Agreement shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and the Company with respect to the subject matter of this Agreement.

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27.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

28.       Counterparts/Electronic Execution and Delivery.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

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In Witness Whereof, the Company and Consultant have made this Agreement effective as of the date first set forth above.

CONSULTANT:	THE COMPANY:

Ocuphire Pharma, Inc.

/s/ Jean Bennett	/s/ George Magrath
Jean Bennett, M.D. Ph.D.	George Magrath, M.D. CEO

Exhibit A

DESCRIPTION OF SERVICES

The Services shall include the following, the scope of which will be mutually agreed from time to time:

Providing scientific consulting on the manufacturing, development, and clinical trials for the IRD programs.

A-1

Exhibit B

Consultant & Contractor Reimbursable Expense Policy

1.	GENERAL

1.	Introduction
The Reimbursable Expense Policy should be used as a basis for submitting expenses relating to any Consultant and/or Contractor Agreement for the Ocuphire Pharma. This policy also pertains to all reimbursable expenses by sub- consultants/ contractors on any Ocuphire Pharma project.

2.	Policy
Official reimbursable expenses shall be properly authorized, processed, conducted, reported, and reimbursed in accordance to this Policy.

Consultants/Contractors are expected to exercise good judgment in the type and amount of expense incurred.

The Consultant/Contractor is responsible for becoming familiar with and adhering to the Policy as applicable for each reimbursable expense submitted.

For travel expenses, Consultants/Contractors are expected to plan in advance of the departure date to obtain lowest cost fares, rates and accommodations. In addition, Consultant/Contractors are encouraged to use all practical means, including internet discounters, to obtain the lowest cost fares, rates, and accommodations.

3.	Definitions

The following definitions apply to this Policy:

Domestic Travel – Travel between business points within the continental United States (CONUS).

Actual and Reasonable Expenses – The specific, itemized expenses incurred, based on original receipts up to the amount judged by the Ocuphire employee managing the consultant and the Head of Human Resources to justifiable under the circumstances.

Official Travel Time – For computing per diem allowances, official travel starts at the day (time) the consultant leaves their home, office, or other authorized point and ends on the day (time) the consultant returns home, to the office, or other authorized point.

1.	GENERAL continued

3.	Definitions continued

Travel Expenses – Includes meals, lodging, transportation and incidental expenses for less than 30 consecutive days.

Extended Travel Expenses - Includes meals, lodging, transportation and incidental expenses for 30 or more consecutive days.

Reimbursable expenses – those official expenses directly related to a project or assignment related to an executed contract or agreement.

4.	Reimbursements
Expenses incurred by the Consultant/Contractor performed outside the scope of the Consultant/Contractor Agreement will be denied. This includes, but is not limited to, expenses incurred:

●	Prior to the execution of the Agreement;
●	After the expiration of the Agreement;
●	At a location not included in the Agreement;
●	At a cost in excess of those costs allowed within the Agreement and/or within this Policy.
●	In connection with other agreements the Consultant/Contractor has with other clients.

Only those expenses which are ordinary and necessary, and within the allowable budget, to accomplish the official business purpose are eligible for reimbursement.

Entertainment expenses, including alcohol, are not reimbursable.

Consultants/Contractors will be responsible for all unapproved travel and related expenses.

5.	Interrupted Itinerary
If official business travel is interrupted for personal convenience, any resulting expense shall be borne by the Consultant/Contractor.

3.	Living Expenses continued

1.	Guideline
Consultants must utilize the most economical mode of transportation and the most usually traveled route consistent with the business purpose of the trip.

2.	Official Travel Time
Travel time will be paid at 50% of the hourly rate

3.	Air Travel
Lowest Available Airfare

Airfare reimbursement shall not exceed the lowest practical, available cost of competing airfare. When all considerations are equal (e.g. travel time dates, times, destination, and work impacted by travel), the consultant must choose the lowest fare available at that time, regardless of personal preferences for air carrier.

Use of Business or First Class

No reimbursement will be made for Business or First Class travel without advance written approval from the Ocuphire Contracting Director (or designee).

(Note: Business or First Class accommodations obtained through use of frequent flyer programs or at Consultant’s expense will not require advance approval.

However, Consultant must be able to the lowest available price of Coach accommodations in order to be reimbursed from that portion of the expense.) First Class travel may be approved under the following circumstances:

●	Required to accommodate a disability or special medical need (requires proof from a medical doctor);

●	No other class of service (coach or business) is available within 24 hours of the proposed departure or arrival time.

Business Class travel may be approved under the following circumstances:

●	No other class of service is provided on regularly scheduled flights between origin and destination.
●	Required to accommodate a disability or special medical need.
●	An overall savings (subsistence costs, overtime, lost productivity time) compared to waiting for coach class.

3.	Living Expenses continued

Extended Travel to Save Costs
The additional expenses associated with travel that includes an extended stay (e.g. Saturday night stay) may be reimbursed when the overall savings is at least $150 compared to the cost if the Consultant had not extended the trip.

The additional expenses that must be considered for the extended stay savings include but not limited to are, additional cost of lodging, rental car, meals and parking.

4.	Travel by Private Automobile

Reimbursement for Travel by Private Automobile
When a private automobile is used due to business necessity, actual mileage will be reimbursed at the most current rate allowable by the Internal Revenue Service. The number of miles driven must be documented by the Consultant. No additional reimbursement is made for expenses related to the use of the automobile. Routine repairs, cleaning, detailing, tires, gasoline, or other automobile expense items are not reimbursed for privately owned automobiles.

When two or more persons share a privately owned automobile, only the driver may claim the reimbursement for mileage. Two or more persons traveling to the same destination, for the same purpose, and same or approximately the same time span on the same days or days shall be expected to share a privately owned automobile whenever possible.

Charges for parking and toll roads are allowed; however receipts must be provided.

Reimbursement for Travel by Private Automobile in Lieu of Air Travel

When a private automobile is used instead of available air travel for the personal convenience of the Consultant, reimbursement of transportation costs by private automobile shall not exceed the documented amount of airfare Consultant would have paid had the Consultant traveled by air.

3.	Living Expenses continued

Reimbursement for Travel To or From a Common Carrier Terminal
When a Consultant drives a privately owned automobile to or from a common carrier terminal, the mileage and tolls for one round trip, plus parking for the duration of the trip may be claimed for reimbursement.

Documented miles driven and receipts must be provided. Consultant is expected to use the lowest, reasonable cost parking option available.

Rental Vehicles

Rental cars may be used for transportation to or from a common carrier terminal. Rental cars may also be used upon arrival at the official business destination when the use of public transportation or other transportation such as taxis is not practical when cost, number of miles to be traveled and other factors are taken into consideration. Only commercial agencies may be used. Consultants are strongly encouraged to request the lowest available rate when making rental car reservations.

Reimbursement

Reimbursement is limited to standard sedans or a vehicle commensurate with the requirements of the trip. The cost of the rental car and gasoline will be reimbursed. Documented miles driven and receipts are must be provided.

The car must be turned in promptly. Daily charges, outside Official Travel Time, will not be reimbursed.

Insurance

The Consultant assumes all risks and expenses associated with obtaining insurance deemed necessary when using a rental car. Car rental insurance, including collision damage waivers, is not reimbursable

Ground Transportation
The following guidelines apply to ground transportation to or from a common carrier terminal at the business point.

Taxis

The cost of the taxi ride plus gratuity will be reimbursed. Receipts must be provided.

3.	Living Expenses continued

Airport Shuttle Service

The cost of the airport shuttle ride plus gratuity will be reimbursed. Receipts must be provided.

Local Buses and Subways

Local bus and subway fares are reimbursable; however, receipts are not required.

Lodging

Lodging expenses for travel within the Continental United States (CONUS) are reimbursed at actual cost, up to the maximum rate established in the U.S. General Services Administration (GSA) Federal Travel Regulation Domestic Per Diem Rates. Lodging taxes, although not included in the GSA per diem rate for lodging, are additionally reimbursable. Consultants are strongly encouraged to request the lowest available rate when making the lodging reservations.

Hotel bills should show the hotel name and locations, dates room was occupied and the rate per day. Other items appearing on the hotel bill should be identified as to the business reason for the charges.

Consultant will not be reimbursed for the following expenses appearing on the hotel bill:

●	Alcohol (alone or part of meal)
●	Entertainment
●	Personal services in general
●	Laundry/Dry cleaning if travel is less than five days

When accommodations are shared with other than an official Consultant, reimbursement is limited to the cost that would have been incurred had the Consultant been traveling alone.

Non-Commercial Lodging
Consultants lodging in non-commercial facilities such as house trailers or field camping are reimbursed actual expenses up to the maximum applicable GSA lodging rate. No reimbursement for housing as a guest in a private home.

3.	Living Expenses continued

Meals Expense
Meals expense for travel within the Continental United States (CONUS) are reimbursed at actual cost, up to the maximum rate established in the U. S. General Services Administration (GSA) Federal Travel Regulation Domestic Per Diem Rate

Meals expense for the first and last day of travel are reimbursed at the lower of actual costs or the pro-rated GSA per diem rate listed below:

Beginning of “Official Travel Time” Date of Departure		Ending of “Official Travel Time” Date of Departure
Prior to 11:00 am	100% per diem	Prior to 11:00 am	33% per diem
11:01 am to 5:00 pm	66% per diem	11:01 am to 5:00 pm	66% per diem
After 5:00 pm	33% per diem	After 5:00 pm	100% per diem

For travel of more than 12 hours but less than 24 hours; meals are reimbursed at the pro-rated GSA per diem rates defined above.

Daily expenses incurred within the vicinity of the Consultant’s primary work site shall not be reimbursed.

Incidental Expenses
Payments for tolls, parking charges, cab fares can be reimbursed with proper documentation. Reasonable laundry and dry cleaning expenses will be allowed if travel is over a period of 5 consecutive days. Additionally, reasonable gratuities shall be reimbursed.

Expenses for entertainment and personal convenience items such as alcohol, in-room movies, reading materials and clothing are not reimbursable.

Daily Allowance and Lodging Allowance for Extended Travel A Consultant remaining at one location for 30 days or more but not more than six months shall be considered extended travel. The 30 days begins on the first day at the assignment location. The Consultant’s return home for weekends does not break the continuity of an extended travel assignment.

The maximum reimbursable rate for extended travel will be the lesser of actual costs of lodging (housekeeping, utilities and furniture rental), meals, and incidentals (as previously outlined above) or 60% of the maximum rate established in the U. S. General Services Administration (GSA) Federal Travel Regulation Domestic Per Diem Rates.

3.	Living Expenses continued

All extended travel must be approved in advance by the Contracting Director or designee prior to Consultant committing to any extended lodging arrangement

Daily Allowance and Lodging Allowance for Extended Travel

Consultants are encouraged to require employees to relocate to the primary work site, when practical, to avoid excessive Extended Travel and/or repetitive Travel for weekly commute to the primary work site from Consultant or Consultant’s employees’

4.	Miscellaneous Expenses

General
Miscellaneous expenses that are ordinary and necessary to accomplish the official business purpose of the trip are reimbursable. Receipts are required for all miscellaneous expenses. The most common of these expenses are as follows:

•	Use of computers, printers, faxing machines, and scanners.
•	Postage and delivery.
•	Office supplies specific to the project.

Expenses that will not be reimbursed will be items for personal use or items that do not have a direct business reason or benefit to the project. Examples of these expenses are:

•	Business gifts.
•	Snacks or other entertainment items for staff meetings and/or meetings with sub-consultants.
•	Mileage expense for purchase of items, where the direct project related item was purchased was not the sole reason for the trip.
•	Carrying cases for cell phones or computers.
•	Items that could be used on more than one project.

Telephone Calls

Telephone calls should be made in the most economical method possible. Claims for phone call require a statement of the date, person called, phone number, and business reason for the call.

Personal phone calls are not reimbursable.

Reimbursement
A travel expense statement must be prepared and submitted with the appropriate supporting documents. Expenses should be itemized chronologically according to the nature and type of travel expense (i.e. airfare, hotel, meals, etc.). The completed and supported travel expense statement should be submitted within 30 days of the travel. Any expense submitted beyond this time will not be reimbursed.